Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of NanoViricides, Inc. on Form S-3 (No. 333-271706) of our report dated October 13, 2023, on our audits of the financial statements as of June 30, 2023 and 2022 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed on October 13, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

November 6, 2023